Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

GENCOR INDUSTRIES, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, constituting the Executive Vice President of Gencor Industries, Inc., a Delaware corporation (the “Corporation”), does hereby submit the following:

1. The name of the Corporation is Gencor Industries, Inc.

2. Article Fourth, Section A of the Restated Certificate of Incorporation, as amended, of Gencor Industries, Inc., is hereby deleted in its entirety and the following is substituted in lieu thereof:

“FOURTH: Capital Stock.

A. Classes and Number of Shares. The total number of shares of all classes of stock which the corporation shall have the authority to Issue is Twenty- One Million Three Hundred Thousand (21,300,000) shares. The classes and the aggregate number of shares of capital stock of each class which the corporation shall have the authority to issue are as follows:

1. Three Hundred Thousand (300,000) shares of which shall be preferred shares designated as Serial Preference Stock, par value $0.10 per share (hereinafter called “Preferred Stock”);

2. Fifteen Million (15,000,000) shares of which shall be designated as Common Stock, par value $0.10 per share (hereinafter called “Common Stock”); and

3. Six Million (6,000,000) shares of which shall be designated as Class B Stock, par value $0.10 per share (hereinafter called “Class B Stock).”

3. The Amendment to the Certificate of Incorporation reflected in Section 2 hereof was duly adopted by the Corporation’s Board of Directors and by a vote of a majority of the Corporation’s outstanding Common Stock and a vote of a majority of the Corporation’s outstanding Class B Stock in accordance with Section 242 of the General Corporation Law of the State of Delaware.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 04/23/1997
971132026 – 0728528

The foregoing instrument has been executed this 16th day of April, 1997.

GENCOR INDUSTRIES, INC., a Delaware corporation

By:
John E. Elliot
Title:	Executive Vice President

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